Exhibit 99.2

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Positive Phase II Results for Broad Spectrum Quinolone Antibiotic

in Complicated Skin Infections

MORRISVILLE, N.C. (November 10, 2010) – Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) announced positive top-line results from its Phase II clinical trial involving the investigational antibacterial drug JNJ-Q2 for the treatment of acute bacterial skin and skin structure infections or ABSSSI1.

Furiex recently completed dosing and short-term follow up of patients in a randomized, double-blind, multicenter Phase II clinical trial comparing the efficacy, safety and tolerability of JNJ-Q2 with linezolid (Zyvox®). The study used a non-inferiority design to test the efficacy of JNJ-Q2 relative to linezolid. One hundred sixty one patients with ABSSSI received oral treatment twice a day with either JNJ-Q2 (250 mg twice daily) or linezolid (600 mg twice daily) for seven to 14 days.

JNJ-Q2 showed positive results for both clinical cure and early response endpoints. It was statistically non-inferior to linezolid for all clinical test-of-cure and short-term follow up endpoints2. The following clinical cure endpoints are based on clinical assessment by the treating physicians who were blinded to the study treatment:

•	At seven days of therapy, 44.6 percent (37/83) of patients receiving JNJ-Q2 were assessed as cured, compared with 35.9 percent (28/78) of patients receiving linezolid;
•	At ten to 14 days of therapy, 66.3 percent (55/83) of patients receiving JNJ-Q2 were assessed as cured, compared with 61.5 percent (48/78) of patients receiving linezolid; and
•

At the traditional test-of-cure endpoint (short-term follow up done two to 14 days after treatment was completed), 83.1 percent (69/83) of patients receiving JNJ-Q2 were assessed as cured, compared with 82.1 percent (64/78) of patients receiving linezolid.

“We are extremely pleased with these trial results, which represent an important milestone for the product and demonstrate its potential value in the treatment of complicated skin infections, particularly those caused by methicillin-resistant Staphlococcus aureus,” said June Almenoff M.D., Ph.D., president and chief medical officer of Furiex. “Because of emerging resistance to established antibiotics, there is a large unmet need for antibiotics such as JNJ-Q2, which cover a broad range of pathogens, including resistant staph and strep, and which have the potential for both IV and oral use. JNJ-Q2’s demonstrated ability to treat severe skin infections successfully as an oral agent differentiates it from a number of other products for MRSA, which require intravenous treatment.”

In anticipation of new FDA guidance, the trial used an exploratory primary endpoint to assess early clinical response, which involved a composite analysis of skin lesion size and stabilization of temperature within 36 to 84 hours after starting treatment. JNJ-Q2 showed a slightly inferior response rate of 74.7 percent (62/83) versus linezolid’s 79.5 percent (62/78) using this exploratory endpoint. However, an analysis of the early clinical response based on the new FDA draft guidance, issued while the trial was in

1 ABSSSI is formerly known as complicated skin and skin structure infections or CSSSI. Patients included in the study had wound infections, deep cellulitis, or abscesses.

2 Intent-to-treat population. Long-term clinical follow-up data, which are collected 12 weeks after the last dose of medication, are pending.

progress, demonstrated a slightly higher response rate for JNJ-Q2 (62.7 percent, 52/83) than for linezolid (57.7 percent, 45/78), and reached statistical non-inferiority3. This new FDA endpoint measured both cessation of skin lesion spread or reduction in size of the lesion and absence of fever within 48 to 72 hours after starting treatment.

JNJ-Q2 had a favorable safety profile and was well tolerated. Nausea and vomiting were more frequent with JNJ-Q2 than linezolid, however symptoms were mild for both treatment groups. Nausea rates were 22.9 percent for JNJ-Q2 and 11.4 percent for linezolid; vomiting rates were 12.0 percent JNJ-Q2 and 6.3 percent for linezolid. The vast majority of these events were mild and occurred during the first 48 hours of treatment. Serious adverse events were infrequent in both treatment groups.

In vitro microbiologic testing corroborates the clinical treatment effects observed in this Phase II trial. At least one bacterial pathogen was cultured from the baseline skin infection of 75% of the patients in the trial; all were highly susceptible to JNJ-Q2. Notably, 58 percent of these bacterial isolates were methicillin-resistant “staph” aureus, or MRSA, which is consistent with the high rates of MRSA infection reported in other recent studies of community acquired skin infections.

About JNJ-Q2

JNJ-Q2 is a Phase II investigational novel fluoroquinolone antibiotic. It has a low propensity for development of drug resistance and exhibits a broad range of antibacterial activities in vitro, including methicillin and fluoroquinolone-resistant Staphlococcus aureus and Streptococcus pneumoniae (including multi-drug resistant strains). Furiex is currently conducting a clinical trial to investigate the safety and efficacy of JNJ-Q2 for the treatment of community-acquired bacterial pneumonia, or CABP, as both an oral and intravenous therapy. Furiex has a development and license agreement for JNJ-Q2 with Janssen Pharmaceutica N.V. under which Janssen Pharmaceutica N.V. has a right to continue development and commercialization of the product after Furiex completes Phase II studies for both ABSSSI and CABP.

About Methicillin-Resistant Staphlococcus aureus (MRSA)

MRSA is a strain of the bacteria Staphlococcus aureus (“staph”) which commonly causes skin and soft tissue infections and is resistant to many antibiotics. Although MRSA had previously been a hospital-acquired pathogen, its incidence has been rising in the community, and it has become the most frequent cause of skin and soft tissue infections presenting to emergency departments in the United States (New England Journal of Medicine 2006; 355:666-674). There are a limited number of antibiotics approved to treat MRSA, and their frequent usage has led to emergence of multi-drug resistant bacteria. Thus, there is significant unmet medical need for new antibiotics such as JNJ-Q2 that provide flexible (hospital and outpatient) treatment options for MRSA.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including clinical stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although

3 All patients required at least one systemic sign of infection (e.g, abnormal temperature, increased white blood cell count, etc.) for inclusion in the study. Five percent of patients in the study had baseline temperatures of 100°F or greater.

Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks and expense of continuing the research and development activities of our existing candidates; the continued or additional support by our collaborators or other third parties of R&D efforts and clinical trials; potential FDA changes to its regulatory guidance applicable to approval of anti-infective drugs; time required to gain regulatory approvals; the demand for our potential products, if and when approved; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.